As filed with the Securities and Exchange Commission on June 14, 2005
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10/A
(Amendment No. 3)
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934
TreeHouse Foods, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2311383
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
1333 Butterfield Road
Suite 490
Downers Grove, Illinois 60515
(Address of Principal Executive Offices — Zip Code)
(630) 512-0592
(Registrant’s Telephone Number, Including Area Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Common Stock, $0.01 Par Value Per Share Preferred Stock Purchase Rights	New York Stock Exchange, Inc. New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act:
None

TREEHOUSE FOODS, INC.
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

I.	INFORMATION INCLUDED IN THE INFORMATION STATEMENT AND INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT ON FORM 10
          Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the information statement filed herewith as Exhibit 99.1. None of the information contained in the information statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item No.	Caption	Location in Information Statement

1.	Business	“Summary,” “Risk Factors,” “The Distribution,” “Our Relationship with Dean Foods After the Distribution,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business and Properties,” and “Where You Can Find More Information.”
2.	Financial Information	“Summary,” “Risk Factors,” “Capitalization,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements and Schedule” including the Combined Financial Statements and Schedule.
3.	Properties	“Our Business and Properties.”
4.	Security Ownership of Certain Beneficial Owners and Management	“Ownership of Our Stock.”
5.	Directors and Executive Officers	“Management” and “Executive Compensation.”
6.	Executive Compensation	“Executive Compensation.”
7.	Certain Relationships and Related Transactions	“Our Relationship with Dean Foods After the Distribution,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Transactions.”
8.	Legal Proceedings	“Our Business and Properties — Legal Proceedings.”
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	“Summary,” “The Distribution,” “Dividend Policy” and “Description of Our Capital Stock.”
11.	Description of Registrant’s Securities to be Registered	“Description of Our Capital Stock.”
12.	Indemnification of Directors and Officers	“Limitation of Liability and Indemnification of Our Officers and Directors.”
13.	Financial Statements and Supplementary Data	“Summary,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Index to Combined Financial Statements and Schedule” including the Combined Financial Statements and Schedule.

Item No.	Caption	Location in Information Statement

15.	Financial Statements and Exhibits	“Index to Combined Financial Statements and Schedule,” including the Combined Financial Statements and Schedule.
          (a) List of Combined Financial Statements and Schedule. The following Combined Financial Statements and Schedule are included in the information statement and filed as part of this Registration Statement:

Report of Independent Registered Public Accounting Firm.

TreeHouse Foods, Inc. Combined Balance Sheets as of March 31, 2005 (unaudited) and December 31, 2004 and 2003.

TreeHouse Foods, Inc. Combined Statements of Income for the Three Months Ended March 31, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002.

TreeHouse Foods, Inc. Combined Statements of Parent’s Net Investment for the Three Months Ended March 31, 2005 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002.

TreeHouse Foods, Inc. Combined Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004 (unaudited) and the Years Ended December 31, 2004, 2003 and 2002.

Notes to Combined Financial Statements.

Schedule II — Valuation and Qualifying Accounts.
          (b) Exhibits. The following documents are filed as exhibits hereto:

Exhibit
No.		Exhibit Description

2	.1*	Form of Distribution Agreement
3	.1*	Form of Restated Certificate of Incorporation of TreeHouse Foods, Inc.
3	.2*	Form of Amended and Restated By-Laws of TreeHouse Foods, Inc.
4	.1*	Form of TreeHouse Foods, Inc. Common Stock Certificate
4	.2*	Stockholders Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc., Dean Foods Company, Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh.
4	.3*	Form of Rights Agreement between TreeHouse Foods, Inc. and The Bank of New York, as rights agent
4	.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
4	.5*	Form of Rights Certificate (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
10	.1*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Sam K. Reed
10	.2*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and David B. Vermylen
10	.3*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and E. Nichol McCully
10	.4*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Thomas E. O’Neill
10	.5*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Harry J. Walsh

Exhibit
No.		Exhibit Description

10	.6*	Form of Subscription Agreement
10	.7*	Form of 2005 Long-Term Stock Incentive Plan
10	.8*	Form of Transition Services Agreement
10	.9*	Form of Employee Matters Agreement
10	.10*	Form of Tax Sharing Agreement
10	.11*	Form of Trademark License Agreement between Dean Foods Company and TreeHouse Foods, Inc.
10	.12*	Form of Trademark License Agreement between TreeHouse Foods, Inc. and Dean Foods Company, Dean Intellectual Property Services II, L.P. and Dean Specialty Intellectual Property Services, L.P.
10	.13*	Form of Co-Pack Agreement between Dean Foods Company and TreeHouse Foods, Inc.
10	.14*†	Form of Memorandum of Amendment to Stockholders Agreement and Employment Agreements of Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh
21	.1*	List of Subsidiaries
99.1		Information Statement of TreeHouse Foods, Inc., subject to completion dated June 14, 2005

*	Filed previously.

†	Management contract or compensatory plan or arrangement.

II.	INFORMATION NOT INCLUDED IN THE INFORMATION STATEMENT

Item 10.	Recent Sales of Unregistered Securities.
          On January 27, 2005, TreeHouse Foods, Inc. (“TreeHouse”) entered into a series of subscription agreements with Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh, pursuant to which these individuals and certain family trusts affiliated with these individuals purchased an aggregate of 2,000 shares of our common stock, par value $.01 per share, representing approximately 1.7% of our outstanding common stock, for an aggregate purchase price of $10.0 million. The sales of these securities were exempt from registration under Section 4(2) of the Securities Act. The remaining 118,000 shares of TreeHouse’s common stock, representing approximately 98.3% of the outstanding common stock of TreeHouse, are held indirectly by Dean Foods.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
          None.

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TreeHouse Foods, Inc.

By:	/s/ Sam K. Reed

Sam K. Reed
Chief Executive Officer
Date: June 14, 2005

INDEX TO EXHIBITS

Exhibit No.		Exhibit Description

2	.1*	Form of Distribution Agreement
3	.1*	Form of Restated Certificate of Incorporation of TreeHouse Foods, Inc.
3	.2*	Form of Amended and Restated By-Laws of TreeHouse Foods, Inc.
4	.1*	Form of TreeHouse Foods, Inc. Common Stock Certificate
4	.2*	Stockholders Agreement, dated January 27, 2005, by and between, TreeHouse Foods, Inc., Dean Foods Company, Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh.
4	.3*	Form of Rights Agreement between TreeHouse Foods, Inc. and The Bank of New York, as rights agent
4	.4*	Form of Certificate of Designation of Series A Junior Participating Preferred Stock (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
4	.5*	Form of Rights Certificate (attached as an Exhibit to the Rights Agreement filed as Exhibit 4.3 hereto)
10	.1*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Sam K. Reed
10	.2*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and David B. Vermylen
10	.3*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and E. Nichol McCully
10	.4*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Thomas E. O’Neill
10	.5*†	Employment Agreement, dated January 27, 2005, by and between TreeHouse Foods, Inc. and Harry J. Walsh
10	.6*	Form of Subscription Agreement
10	.7*	Form of 2005 Long-Term Stock Incentive Plan
10	.8*	Form of Transition Services Agreement
10	.9*	Form of Employee Matters Agreement
10	.10*	Form of Tax Sharing Agreement
10	.11*	Form of Trademark License Agreement between Dean Foods Company and TreeHouse Foods, Inc.
10	.12*	Form of Trademark License Agreement between TreeHouse Foods, Inc. and Dean Foods Company, Dean Intellectual Property Services II, L.P. and Dean Specialty Intellectual Property Services, L.P.
10	.13*	Form of Co-Pack Agreement between Dean Foods Company and TreeHouse Foods, Inc.
10	.14*†	Form of Memorandum of Amendment to Stockholders Agreement and Employment Agreements of Sam K. Reed, David B. Vermylen, E. Nichol McCully, Thomas E. O’Neill, and Harry J. Walsh
21	.1*	List of Subsidiaries
99.1		Information Statement of TreeHouse Foods, Inc., subject to completion dated June 14, 2005

*	Filed previously.

†	Management contract or compensatory plan or arrangement.